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RP FINANCIAL , LC.
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Financial Services Industry Consultants




                                                   September 17, 2001




Board of Directors
Allied First Bank, sb
387 Shuman Boulevard, Suite 120 W
Naperville, Illinois  60563

Members of the Board:

         We hereby consent to the use of our firm's name in the Application for Conversion of Allied First Bank, sb, Naperville, Illinois and any amendments thereto, and in the Form SB-2 Registration Statement for Allied First Bancorp, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Allied First Bancorp, Inc.


                                               Sincerely,

                                               /s/ RP FINANCIAL, LC.